FOR IMMEDIATE RELEASE

SI FINANCIAL GROUP, INC. ANNOUNCES
MANAGEMENT CHANGES

Willimantic, Connecticut, January 28, 2015 — SI Financial Group, Inc. (the “Company”) (Nasdaq: SIFI), the holding company for Savings Institute Bank and Trust Company (the “Bank”), announced today that Brian J. Hull, Chief Operating Officer and Chief Financial Officer, has announced his retirement effective April 10, 2015.  Mr. Hull will be succeeded by Lauren Murphy, who is currently the Senior Vice President and Principal Accounting Officer.  Additionally, the Company announced that Laurie L. Gervais, who is currently the Senior Vice President and Director of Human Resources, has been named Chief Administrative Officer.

“Brian’s decision to retire caps off a tremendously productive and successful 18-year career with Savings Institute.  Brian has been extensively involved in many of the changes that have transformed Savings Institute over the years and he will be missed,” said Rheo A. Brouillard, President and Chief Executive Officer.   “Lauren has been an integral part of our team during her tenure here and I look forward to working more closely with her,” continued Mr. Brouillard.  “Also, throughout her over 30 years of service to the Bank, Laurie has been a dedicated leader.  This promotion is a well-deserved recognition of all that she has done to help the Bank and its employees succeed.”

Mr. Hull joined the Bank in 1997 as CFO and, together with the Company’s directors and management, has helped steer the Company through the growth and changes experienced during his tenure.  These changes included the conversion of the then mutual savings bank to a mutual holding company in 2005 and subsequently to a fully public company in 2011.  Also during his time with the Bank, assets have grown from $300 million to over $1.35 billion.  The addition of Newport Federal Savings Bank in 2013 added six offices, five of which are along the shoreline in Rhode Island, and approximately $450 million in assets.  Mr. Hull has agreed to enter into a consulting agreement with the Bank and the Company to lend his experience as needed until January 31, 2016.

Ms. Murphy, who is a certified public accountant, joined the Bank in 2004 and was named Senior Vice President and Principal Accounting Officer in 2013, will continue to oversee the finance and accounting areas for the Bank while also assuming additional CFO-related duties.

Ms. Gervais has been an employee since 1983, will be assuming responsibility for the Bank’s operations, security and facilities areas in addition to her role as Director of Human Resources and Corporate Secretary.

About SI Financial Group, Inc.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, the Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-six branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

Contact Information

Rheo A. Brouillard
President and Chief Executive Officer
(860) 423-4581